EXHIBIT 99.1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FOR IMMEDIATE RELEASE
American Express Elects Lisa W. Wardell to Board of Directors

New York, New York, March 9, 2021 – American Express Company (NYSE: AXP) today announced that Lisa W. Wardell, Chairman and Chief Executive Officer of Adtalem Global Education Inc., has been elected to its Board of Directors, effective March 8, 2021. Ms. Wardell will also join the Board’s Risk Committee.
“Lisa has extensive experience leading large-scale business transformations, and successfully executing portfolio repositionings in the financial services sector through strategic partnerships, business development and mergers and acquisitions,” said Stephen J. Squeri, Chairman and Chief Executive Officer of American Express. “She also brings her strong expertise in implementing and advancing diversity at global companies, along with her prior regulatory and investment experience, all of which will be key assets for our Board.”
Ms. Wardell has served as President and CEO of Adtalem, a leading provider of workforce solutions and educational services since 2016, and was elected Chairman of the Board in 2019. Ms. Wardell has led the acquisition and integration of companies in Adtalem’s financial services vertical, including ACAMS, the largest membership organization for Anti-Financial Crime professionals globally, as well as the turnaround and sale of Adtalem’s non-core assets. She has also focused the company on enhancing the diverse representation of its senior leadership and Board.
Prior to Adtalem, Ms. Wardell was Executive Vice President and Chief Operating Officer of The RLJ Companies, a strategic investment firm, where she was responsible for strategic partnerships, mergers and acquisitions, business strategy, operations and finance. She previously served as a principal at private-equity firm Katalyst Venture Partners, which invested in technology start-up companies; was a senior consultant in Accenture’s communications and technology strategic services practice; and served as an attorney in the commercial wireless division of the Federal Communications Commission.
Ms. Wardell currently serves on the boards of Lowe’s Companies Inc. and THINK450, the innovation and business development arm of the National Basketball Players Association. She is also a member of the Executive Committee of The Business Council, The Executive Leadership Council, and CEO Action for Diversity and Inclusion. She was named by Black Enterprise magazine as one of the “300 Most Powerful Executives in Corporate America” in 2017 and has been featured on CNBC as well as in The Wall Street Journal, Washington Post, Business Insider and other publications.
Ms. Wardell received a bachelor’s degree from Vassar College and a law degree from Stanford University. She received an MBA from the University of Pennsylvania’s Wharton School of Business.
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CONTACTS:
AMERICAN EXPRESS
Leah Gerstner
212-640-3174
Leah.M.Gerstner@aexp.com

Andrew Johnson
212-640-8610
Andrew.R.Johnson@aexp.com

ABOUT AMERICAN EXPRESS
American Express is a globally integrated payments company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, instagram.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.
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Source: American Express Company
Location: Global